Exhibit 99.1

Supernus Provides Update on
Filing of Annual Report and Reiterates Full Year 2022 Financial Guidance

ROCKVILLE, Md., April 4, 2022 - Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced that it expected to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”) in the near term.
Full Year 2022 Financial Guidance (GAAP)
The Company reiterates the full year 2022 financial guidance initially announced on February 28, 2022 as set forth below:

Amount ($ in millions)
Total revenues (1)	$640 - $680
Combined R&D and SG&A expenses	$460 - $490
Operating earnings (2)	$20 - $40
Effective tax rate	25% - 28%
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(1) Includes net product sales and royalty revenue.
(2) Includes amortization of intangible assets and contingent consideration expense (gain).
Full Year 2022 Financial Guidance — GAAP to Non-GAAP Adjustments
An itemized reconciliation between projected operating earnings on a GAAP basis and projected operating earnings on a non-GAAP basis is as follows:

Amount ($ in millions)
Operating earnings - GAAP	$20 - $40
Adjustments:
Amortization of intangible assets	$80 - $85
Share-based compensation	$20 - $25
Contingent consideration	$8 - $12
Depreciation	$2 - $3
Operating earnings - non-GAAP	$130 - $165
Non-GAAP Financial Information
The Company’s 2022 financial guidance in this press release contains a financial measure, non-GAAP operating earnings, which does not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measure should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP operating earnings adjusts for non-cash share-based compensation expense, depreciation and amortization, and accretion of contingent consideration, and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables in this press release. We believe the use of non-GAAP operating earnings measure is useful supplemental information to investors regarding the Company’s results of operations and assists management, analysts, and investors in evaluating the performance of the business. There are limitations associated with the use of non-GAAP financial measure. Including such measure may not be entirely comparable to similarly titled measures used by other companies, may not reflect all items of income and expense, as applicable, that affect our operations, potential differences among calculation methodologies, may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. We mitigate these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. Investors are encouraged to review the reconciliation.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in PD, cervical dystonia, chronic sialorrhea, dyskinesia in PD patients receiving levodopa-based therapy, and drug-induced extrapyramidal reactions in adult patients. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to commercialize its products including Qelbree; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates including SPN-830; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; the Company’s ability to increase the number of prescriptions written for each of its products and the products of Adamas; the Company’s ability to increase its net revenue from its products and the products of Adamas; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:
Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Westwicke
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com